Exhibit 99.1

Gannett Adopts Shareholder Rights Plan Designed to Protect its Net Operating Loss Carryforwards and other Tax Assets

MCLEAN, VA April 7, 2020 – Gannett Co., Inc. (“Gannett”, the “Company” or “we”) (NYSE: GCI) announced today that on April 6, 2020, its Board of Directors has acted to preserve and protect the Company's valuable income tax net operating loss carryforwards (“NOLs”) and other tax assets through adoption of a shareholder rights plan in the form of a Section 382 Rights Agreement (“Rights Agreement”).

Gannett had approximately $435 million of NOLs available as of December 31, 2019, which could be used in certain circumstances to offset Gannett’s future federal taxable income. Gannett’s Rights Agreement is similar to plans adopted by numerous other public companies with significant tax assets.

Gannett’s ability to use these tax assets and others which may be generated would be substantially limited if Gannett experienced an "ownership change" as defined under Section 382 of the Internal Revenue Code.  In general, an ownership change would occur if Gannett’s shareholders who are deemed to be owners of 5 percent or more of its shares under Section 382 collectively increase their aggregate ownership of Gannett’s shares by more than 50 percent (measured over a three-year period).

Under the Rights Agreement, the Board declared a non-taxable dividend of one preferred share purchase right for each outstanding share of common stock. The rights will be exercisable only if a person or group acquires 4.99% or more of Gannett’s common stock. Gannett’s existing stockholders that beneficially own in excess of 4.99% of the common stock will be "grandfathered in" at their current ownership level and the rights then become exercisable if any of those stockholders acquire an additional 0.5% or more of common stock of the Company. If the rights become exercisable, all holders of rights, other than the person or group triggering the rights, will be entitled to purchase Gannett common stock at a 50 percent discount or Gannett may exchange each right held by such holders for one share of common stock. Rights held by the person or group triggering the rights will become void and will not be exercisable. The Board of Directors has the discretion to exempt any person or group from the provisions of the Rights Agreement.

The rights issued under the Rights Agreement will expire on the day following the certification of the voting results for Gannett’s 2021 annual meeting of shareholders, unless Gannett’s shareholders ratify the Rights Agreement at or prior to such meeting, in which case the Rights Agreement will continue in effect until April 5, 2023. Gannett’s Board also has the ability to terminate the plan if it determines that doing so would be in the best interest of Gannett’s shareholders. The rights may also expire at an earlier date if certain events occur, as described more fully in the Rights Agreement that will be filed by the Company with the Securities and Exchange Commission.

Additional information regarding the Rights Agreement will be contained in a Form 8-K filing with the Securities and Exchange Commission.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to strengthening communities across our network. With an unmatched reach at the national and local level, Gannett touches the lives of nearly 140 million people monthly with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Gannett brands include the USA TODAY and more than 260 daily local newspaper brands, digital marketing services companies ReachLocal, WordStream, and ThriveHive and U.K. media company Newsquest. Following the completion of their recent merger, starting November 20, 2019, New Media Investment Group Inc. trades on the New York Stock Exchange under Gannett Co., Inc. and its ticker symbol has changed to “GCI”. To connect with us, visit www.gannett.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of evolving risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Some of the risks and important factors that could cause actual results to differ from such forward-looking statements include, but are not limited to, the difficulty of determining all of the facts relative to Section 382 of the Internal Revenue Code, unreported buying and selling activity by shareholders and unanticipated interpretations of the Internal Revenue Code and regulations, in addition to the risk factors described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:
Ashley Higgins & Stacy Cunningham, Gannett Investor Relations
investors@gannett.com
(212) 479-3160
or
Media:
Stephanie Tackach, Gannett Public Relations
stackach@gannett.com

Source: Gannett Co., Inc.